Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 8

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Sale of Common Stock	(15,201)	1.2509	07/23/2026

Alpha Structured Finance LP

Sale of Common Stock	(10,000)	1.6828[1]	07/14/2026
Sale of Common Stock	(7,258)	1.3414[2]	07/22/2026
Sale of Common Stock	(17,099)	1.2621[3]	07/23/2026
Sale of Common Stock	(50,626)	1.1637[4]	07/24/2026

Milton C. Ault III

Sale of Common Stock	(2,333.3333)	1.2602[5]	07/23/2026

1 The Shares were sold by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $1.6828. The range of sale prices on the transaction date was $1.6827 to $1.6828 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares sold at each price.

2 The Shares were sold by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $1.3414. The range of sale prices on the transaction date was $1.3267 to $1.3658 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares sold at each price.

3 The Shares were sold by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $1.2621. The range of sale prices on the transaction date was $1.2173 to $1.2965 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares sold at each price.

4 The Shares were sold by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $1.1637. The range of sale prices on the transaction date was $1.1200 to $1.2371 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares sold at each price.

5 The Shares were sold by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $1.2602. The range of sale prices on the transaction date was $1.26 to $1.27 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares sold at each price.